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Every Voting Instruction is important!
Provide voting instructions on the phone or Internet.

It saves money! Telephone and Internet voting saves postage costs, which can help minimize expenses.
It saves time! Telephone and Internet voting is instantaneous - 24 hours a day. It's easy! Just follow these simple steps:

1.   Read your proxy statements and have it at hand.
2.   Call toll-free 1-866-290-1383 or go to the website:
     https://vote.proxy-direct.com
3.   Follow the recorder or on-screen directions.
4. Do not mail your voting instruction card when you vote by phone or internet.




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